Exhibit 5.1


Shipman & Goodwin LLP                                           One American Row
  Counselors at Law                                      Hartford, CT 06103-2819
                                                            Tel:  (860) 251-5000





                                                     June 1, 1998


ATMI, Inc.
7 Commerce Drive
Danbury, CT  06810

Re:      Registration Statement on Form S-8
         Relating to Shares of Common Stock of ATMI, Inc.
         Issuable under its 1998 Employee Stock Purchase Plan

Ladies and Gentlemen:

     As counsel for ATMI, Inc., a Delaware corporation (the "Company"), we are furnishing you with this opinion in connection with the issuance of a maximum of 500,000 shares of Common Stock of the Company (the "Shares") pursuant to the above-referenced Plan (the "Plan"), to which the above-referenced Registration Statement relates.

     We have examined such originals or copies of corporate records of the Company, certificates of public officials and of officers of the Company and other documents, have obtained such assurances from officers and representatives of the Company, have made such other factual inquiries, and have made such examination of law, as we have deemed proper and necessary to enable us to render this opinion.

     Based on the foregoing, it is our opinion that the Shares will, when issued as contemplated by the Plan and said Registration Statement, be duly authorized and legally issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,

                                                     /s/ Shipman & Goodwin LLP